EXHIBIT 99.1
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                        [PRIVATEBANCORP, INC. LETTERHEAD]


                                                 For Further Information Contact
                                                                Ralph B. Mandell
                                                            PrivateBancorp, Inc.
                                                                  (312) 683-7100

                                                                 Jay B. Williams
                                                                  (262) 240-0333

FOR RELEASE 4:30 P.M. EST

          PRIVATEBANCORP, INC. ANNOUNCES PLANNED EXPANSION TO MILWAUKEE

         Veteran Banker Jay Williams to lead The PrivateBank- Wisconsin


         Milwaukee, WI, April 21, 2004--PrivateBancorp, Inc. (Nasdaq: PVTB) today announced its intent to expand to the southeastern Wisconsin market with the opening of The PrivateBank- Wisconsin.

         The PrivateBank will operate in Wisconsin under the leadership of prominent Wisconsin banker Jay B. Williams, who will serve as managing director and chief executive officer. In addition, the Company's Nominating and Corporate Governance Committee has recommended that Williams be appointed to the board of directors of PrivateBancorp, Inc. and The PrivateBank and Trust Company.

         Ralph B. Mandell, Chairman, President and Chief Executive Officer of PrivateBancorp, Inc. said The PrivateBank is expected to open for business at an as of yet undisclosed downtown Milwaukee location by the end of 2004.

         "We are excited about the expansion into Milwaukee because it not only fulfills our strategic objective of pursuing selective growth opportunities in Midwestern markets, it also meets all of our highly selective expansion criteria," said Mandell. "There are opportunities to focus on target market


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segments and gain clients who are seeking the higher level of personalized service and broad array of banking and wealth management products that are the hallmark of The PrivateBank's core value proposition."

         "The key to success in any market requires a uniquely qualified individual at the helm who brings banking expertise, civic involvement and strong personal relationships," Mandell said. "This is a combination that has been very effective in PrivateBancorp's prior expansions in St. Louis and in suburban markets in the Chicago metropolitan area and Jay Williams brings all these attributes combined with a high energy level."

         "The PrivateBank - Wisconsin will be the standard bearer for PrivateBancorp's unique approach to private banking in the southeastern Wisconsin market," noted Williams. "Our clients, who will include individuals, small to middle market businesses and their owners, commercial real estate investors, and professionals, will benefit from a level of service and a range of products that we believe is not currently present in the market."

         Williams, who served as President of U.S. Bank Wisconsin from 2000-2003, has over 30 years of midwestern banking experience, with a strong emphasis on middle market banking and wealth management. In addition, he has served on numerous community boards, including United Way of Greater Milwaukee, Wisconsin Manufacturers and Commerce, Boys and Girls Clubs of Greater Milwaukee and YMCA of Metropolitan Milwaukee. Williams holds a bachelors degree from St. Norbert College and a MBA from Marquette University.

         PrivateBancorp, Inc. was organized in 1989 to provide highly personalized financial services primarily to affluent individuals, professionals, owners of closely-held businesses and commercial real estate investors. The Company operates two banking subsidiaries, The PrivateBank and Trust Company and The PrivateBank (St. Louis). The PrivateBank and Trust Company subsidiary has a controlling interest in a Chicago-based investment advisor, Lodestar Investment Counsel LLC. The Company, which


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had assets of $2.1 billion at March 31, 2004, currently has banking offices in
Chicago, Wilmette, Oak Brook, St. Charles, Lake Forest, Winnetka, and Geneva, Illinois, and in St. Louis, Missouri.

         Additional information can be found in the Investor Relations section of PrivateBancorp, Inc.'s website at www.privatebancorp.com.






Forward-Looking Statements: Statements contained in this news release that are not historical facts may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing, greater than anticipated deterioration in asset quality due to a prolonged economic downturn in the greater Chicago and St. Louis metropolitan areas, legislative or regulatory changes, adverse developments in the Company's loan or investment portfolios, unanticipated difficulties in signing and closing the Corley Financial transaction or unexpected difficulties in integrating or operating the mortgage banking business, unanticipated construction delays relating to our new office to be located in the Palmolive Building, unanticipated delays in regulatory approvals required to open in Wisconsin, unanticipated delays in opening the planned Milwaukee location, competition and the possible dilutive effect of potential acquisitions, expansion or future capital raises. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update publicly any of these statements in light of future events.


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